SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ______)

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[ ] Soliciting Material Pursuant to Section 240.14a-12

THERMOVIEW INDUSTRIES, INC.
_______________________________________
(Name of Registrant as Specified in Its Charter)

_______________________________________
(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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ThermoView Industries, Inc.
5611 Fern Valley Road
Louisville, KY 40222
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2005
_______________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of ThermoView Industries, Inc. (the "Company") will be held on May 25, 2005 at 11:00 a.m. at Hurstbourne Country Club, 9000 Hurstbourne Club Lane, Louisville, Kentucky 40222.

Holders of Common Stock, $.001 par value, of the Company (the "Common Stock") will vote:

1.	To elect three members to Class III of the Board of Directors.

2.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be postponed or adjourned.

     The Board of Directors has fixed the close of business on March 31, 2005 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Only stockholders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

     You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. You may revoke any proxy by notice to the Secretary of the Company or by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. Stockholders that are not in possession of a physical stock certificate, such as stock held in "street name" or in a brokerage account, must present evidence of ownership as of the record date.

By Order of the Board of Directors

Matthew R. Westfall, Jr.
Secretary
April 26, 2005
Louisville, Kentucky

THERMOVIEW INDUSTRIES, INC.
5611 Fern Valley Road
Louisville, Kentucky 40228
_______________

PROXY STATEMENT

     We are furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of ThermoView Industries, Inc., a Delaware corporation, for use at our annual meeting of stockholders. We will hold the meeting at 10:00 a.m., eastern daylight time, on Tuesday, May 25, 2005, at the Hurstbourne Country Club, 9000 Hurstbourne Club Lane, Louisville, Kentucky, and at any and all adjournments of the meeting, for the purposes we have described in the notice of the meeting. We are mailing this proxy statement and the accompanying form of proxy to stockholders commencing on or about April 26, 2005.

Proxies

     We will vote the shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days after the adjournment of the meeting in accordance with the choices specified on the ballot. If you do not specify any choices, the proxies named in the form of proxy intend to vote:

· For the nominees for election as directors.

You may revoke your proxy by:

· giving written notice of your revocation to the secretary of ThermoView before the meeting;

· delivery of a duly executed proxy bearing a later date; or

· by voting in person at the meeting.

Attendance at the meeting will not have the effect of revoking a proxy unless you notify the secretary of the meeting in writing prior to voting of the proxy at the annual meeting.

Expenses of Soliciting Proxies

     We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. In addition to the solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares other persons beneficially own, to send this proxy material to and obtain proxies from the beneficial owners, and will reimburse the holders for their reasonable expenses.

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Quorum and Voting

     The presence in person or by proxy of stockholders holding a majority of our outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of all business at the annual meeting. You may withhold authority to vote for all nominees for directors or may withhold authority to vote for individual nominees for directors.

     We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count those votes in the number of votes cast on any matter. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes.

Voting Securities

     Only stockholders of record at the close of business on March 31, 2004 may vote at the annual meeting or any adjournments within 120 days of the meeting. On March 31, 2005, we had 8,601,724 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2005 for:

· each executive officer and director of ThermoView;

· each person known by us to own of record or beneficially more than 5% of the outstanding shares of our common stock; and

· all executive officers and directors of ThermoView as a group.

     In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of March 31, 2005. Unless otherwise indicated, each of the persons named in the following table has sole voting, conversion and investment power with respect to the shares owned.

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Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
GE Capital Equity Investments, Inc.(2).......	1,788,217	17.2
Charles L. Smith(3)..........................	1,352,771	14.4
James T. Kelly(4)............................	912,300	10.6
Rodney H. Thomas(5)..........................	880,948	9.3
Stephen A. Hoffmann(6).......................	442,315	4.9
Robert L. Cox(7).............................	259,641	3.0
Raymond C. Dauenhauer, Jr.(8)................	164,843	1.9
J. Sherman Henderson III(9)..................	56,325	*
Bruce C. Merrick(10).........................	74,380	*
George T. Underhill, III(11).................	78,214	*
David A. Anderson(12)........................	13,493	*
All directors and executive officers as a group (9 persons)(13)......................	2,468,263	24.7
* Less than 1% of total.

(1)

Based on 8,601,724 shares of common stock outstanding, plus, for each individual or entity, the number of shares of common stock that each individual or entity may acquire upon the exercise of stock options or warrants or conversion of convertible securities within 60 days of March 31, 2005.

(2)

Represents shares issuable upon exercise of outstanding warrants. GE Capital Equity Investments, Inc. is a subsidiary of General Electric Company. GE Capital Equity Investments, Inc.'s address is 120 Long Run Road, Stamford, Connecticut 06927.

(3)

Includes 390,833 shares issuable upon exercise of outstanding stock options granted to Mr. Smith. Includes 390,677 shares issuable upon exercise of a warrant issued to Mr. Smith. Mr. Smith's address is ThermoView Industries, Inc., 5611 Fern Valley Road, Louisville, Kentucky 40228.

(4)	Mr. Kelly's address is 218 4th Ave., Newtown Square, Pennsylvania 19603.

(5)

Includes 421,000 shares issuable upon exercise of outstanding stock options granted to Mr. Thomas. Includes 459,948 shares issuable upon exercise of a warrant issued to Mr. Thomas. Mr. Thomas resigned as a director effective May 2003. Mr. Thomas' address is 13397 Lakefront Drive, Earth City, Missouri 63045.

(6)

Includes 304,667 shares issuable upon exercise of outstanding stock options granted to Mr. Hoffmann. Includes 23,698 shares issuable upon the exercise of a warrant issued to Mr. Hoffmann. Includes 33,333 shares owned by Founders Group, LLC, a limited liability company in which Mr. Hoffmann owns one-third of the outstanding ownership interest. Mr. Hoffmann's address is ThermoView Industries, Inc., 5611 Fern Valley Road, Louisville, Kentucky 40228.

(7)	Includes 25,334 shares issuable upon exercise of outstanding stock options granted to Mr. Cox. Includes 45,573 shares issuable upon the exercise of a warrant issued to Mr. Cox.

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(8)	Includes 39,111 shares issuable upon exercise of outstanding stock options granted to Mr. Dauenhauer. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Dauenhauer.

(9)	Includes 41,611 shares issuable upon exercise of outstanding stock options granted to Mr. Henderson. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Henderson.

(10)	Includes 28,000 shares issuable upon exercise of outstanding stock options granted to Mr. Merrick. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Merrick.

(11)	Includes 25,334 shares issuable upon exercise of outstanding stock options granted to Mr. Underhill. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Underhill.

(12)	Includes 12,000 shares issuable upon exercise of outstanding stock options granted to Mr. Anderson. ThermoView Industries, Inc., 5611 Fern Valley Road, Louisville, Kentucky 40228.

(13)	Includes 1,395,472 shares issuable upon exercise of outstanding stock options and warrants owned by all directors and officers as a group which vest within 60 days of March 31, 2005.

PROPOSAL 1:

Election of Directors

     The first proposal on the agenda for this year's annual meeting involves the election of three directors to serve as Class III directors. The Board of Directors currently consists of seven directors divided into three classes, serving staggered three-year terms. The three Class III directors will serve for a three-year term beginning at the meeting and expiring at the 2008 annual meeting of stockholders or until succeeded by another qualified director who the stockholders have properly elected. The nominees for election as Class III directors are Stephen A. Hoffman, Charles L. Smith and Robert L. Cox. Any alteration, amendment or repeal of the staggered board requirement in our restated certificate of incorporation would require the affirmative vote of stockholders owning at least 66 2/3% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all nominees. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Following is the principal occupation with ThermoView, age and other information for each director nominee and other directors serving unexpired terms.

Name	Age	Position

Robert L. Cox.................	62	Director
Stephen A. Hoffmann...........	59	Director
Charles L. Smith..............	51	Director

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Class III nominees for election at this meeting to a term expiring in 2008:

     Robert L. Cox. Mr. Cox has served as a director of ThermoView since March 2001. Mr. Cox was the founder of the predecessor of Rolox, Inc. in 1973 and of Precision Window Mfg., Co., in 1991. Mr. Cox was a director of Mark Twain Bank and was President of the Great Kansas City Home Improvement Contractors Association. Mr. Cox also served as President of the Doers Association.

     Stephen A. Hoffmann. Mr. Hoffmann has served as Chairman of the Board of ThermoView since April 1998, and served as Chief Executive Officer from April 1998 to August 2000. From May 1992 to February 1997, Mr. Hoffmann, a co-founder of AccuStaff Incorporated, served in various positions with AccuStaff including Vice Chairman and Vice President of Acquisitions. AccuStaff is now known as Modis Professional Services, Inc., a New York Stock Exchange listed temporary staffing company based in Jacksonville, Florida. Mr. Hoffmann was also a co-founder of MetroTech, Inc., a predecessor entity to AccuStaff. Additionally, Mr. Hoffmann has been a member of The Founders Group LLC, a Louisville, Kentucky based venture capital firm, since 1997. Mr. Hoffmann received a B.S. in Commerce, with a major in Accounting, from the University of Louisville in 1972.

     Charles L. Smith. Mr. Smith has served as Chief Executive Officer since January 2001. Mr. Smith has also served as President and director of ThermoView since July 2000 and formerly served as a director from May 1998 to February 2000 and as its Chief Operating Officer from June 1999 to February 2000. Mr. Smith served as Vice President-Manufacturing Operations from November 1998 to June 1999. Mr. Smith founded in 1982 and was the President of Primax Window Co. until its acquisition by ThermoView, at which time he became Primax's Vice President. Mr. Smith is also the founder and President of Bee Line Courier Service, a courier service based in Louisville, Kentucky. Mr. Smith was the President of Achievers Association, a window association of manufacturers, dealers and retailers, from 1990 to 1995.

The Board of Directors recommends a vote FOR the above nominees.

Class I directors whose terms continue until 2006

Name	Age	Position

Raymond C. Dauenhauer, Jr....	61	Director
Bruce C. Merrick............	53	Director

Class I Directors - Terms Expiring in 2006:

     Raymond C. Dauenhauer, Jr. Mr. Dauenhauer has served as a director of the Company since March 1, 2000. Mr. Dauenhauer served as Chief Executive Officer of Dauenhauer & Son Plumbing and Piping, Inc., a Louisville, Kentucky based plumbing operation from July 1977 to September 1999. Mr. Dauenhauer currently serves as Chief Executive Officer of Palladium Communications (OTC BB: PDMC.OB) a multi-state licensee of telecommunications, and a Director of First Bank of Louisville, Kentucky and is a life member of the Board of Directors for the Louisville Association of Home Builders. Additionally, Mr. Dauenhauer served as Past President and currently serves as a Director of the Cerebral Palsy Kids Center. Mr. Dauenhauer has held numerous offices, including presidency, in state and national associations of the plumbing,

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heating and cooling industry, and is a recipient of the "Distinguished Citizen" award from the City of Louisville.

     Bruce C. Merrick. Mr. Merrick has served as a Director of ThermoView since July 2000. Mr. Merrick is the Chairman of Dant Clayton Corporation, a private manufacturer of spectator seating located in Louisville, Kentucky, which he founded in 1979. Mr. Merrick is currently a member of several national and widely-known Boards, including D.D. Williamson, the global manufacturer of caramel coloring; Western Kentucky University's Board of Advisors; Actor's Theatre of Louisville's President; Custom Quality Services - Metro United Way Agency; and the Western Kentucky University Student Life Foundation. In addition to his professional and philanthropic duties, Mr. Merrick was recognized as Entrepreneur of the Year for the Manufacturing Division of Kentucky and Southern Indiana.

Class II directors whose terms continue until 2007:

Name	Age	Position

J. Sherman Henderson, III..	62	Director
George T. Underhill, III...	49	Director

Class II Directors - Terms Expiring in 2007:

     J. Sherman Henderson, III. Mr. Henderson has served as a director of ThermoView since August 1998. Mr. Henderson has served as President and Chief Executive Officer of Lightyear Network Solutions, formerly known as Lightyear Communications and UniDial Communications, a telecommunications company, since August 1993. On April 26, 2002, Lightyear filed a petition under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court of the Western District of Kentucky in Louisville. On March 3, 2004, Lightyear completed its bankruptcy reorganization, resulting in the discharge of some unsecured debt. Mr. Henderson is also a founder, President and Chief Executive Officer of UniDial Direct, which sells commercial telecommunication products. Mr. Henderson currently serves as the Chairman of Comptel Ascent, formerly known as the Telecom Resellers Association, a national trade organization. Mr. Henderson received a B.S. in Business Management from Florida State University in 1965.

     George T. Underhill, III. Mr. Underhill has served as a director of ThermoView since October 2000, and is currently Chairman of the ThermoView Audit Committee. Mr. Underhill is the treasurer of Underhill Associates, located in Louisville, Kentucky and is a partner in numerous real estate entities. Mr. Underhill received a B.A degree in Business and Accounting from Miami University of Ohio in 1977 and received a J.D degree from the University of Louisville in 1980. Mr. Underhill maintains a license for the practice of real estate, and in the past has practiced both as a certified public accountant and as an attorney in the Commonwealth of Kentucky. Mr. Underhill also maintains director positions with numerous charitable and civic organizations located within the Louisville, Kentucky metropolitan area.

Meetings of the Board

     The Board of Directors meets on a quarterly basis and at other times from time to time. The Board of Directors also undertakes action by unanimous written consent as permitted by Delaware law. In 2004, the Board of Directors

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met four (4) times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during the period in which they held office. Neither the Board nor the executive committee, which serves as a nominating committee, has implemented a formal policy regarding director attendance at our annual meetings of stockholders. Typically, the Board holds its annual organizational meeting directly following our annual meeting, which results in most directors being present in attendance at the annual meeting. At the 2004 Annual Shareholders Meeting six directors attended the meeting, and one director attended via teleconference.

Code of Ethics Disclosure

     The Board of Directors has adopted a Code of Ethics that applies to ThermoView's principal executive officer, principal financial officer, or persons performing similar functions. A copy of the Code of Ethics is posted on the internet at our web site www.thv.com. A copy of our Code of Ethics will be provided to any person without charge, upon written request addressed to our corporate Secretary at PO Box 34749, Louisville, Kentucky 40232.

Section 16(a) Beneficial Ownership Reporting Compliance

     To the knowledge of ThermoView, no person who was a director, executive officer, or beneficial owner of more than 10% of our equity securities registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis a Form 3, 4 or 5 required by Section 16(a) for the most recent fiscal year.

Committees of the Board and Nomination Committee Disclosure

     The Board of Directors has an audit committee, compensation committee, and executive committee. Nominations for membership to the Board of Directors originate from the executive committee and are approved by a majority of independent directors, as further described below under Executive Committee.

     Audit Committee. The Board of Directors established its audit committee in December 1998. This committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of ThermoView's independent auditors, the scope of the annual audits, fees that ThermoView agrees to pay to the independent auditors, the performance of ThermoView's independent auditors and the accounting practices of ThermoView. The members of the audit committee are Messrs. Underhill, Merrick and Dauenhauer. The Audit Committee held six meetings during the most recent fiscal year and meets on no less than a quarterly basis. The members of the audit committee are independent for purposes of the listing standards of the American Stock Exchange. For purposes of compliance with Section 407 of the Sarbanes Oxley Act, the Board of Directors has determined that Mr. Underhill is a financial expert, and is independent, as defined by listing standards promulgated by the American Stock Exchange.

     Compensation and Appointments Committee Disclosure. The Board of Directors established the compensation committee in December 1998. This committee determines the salaries and benefits, including stock option grants, for ThermoView's employees, consultants, directors and other individuals. The compensation committee also provides nominating committee

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functions. The committee utilizes a subjective analysis to identify and evaluate candidates to be nominated as directors, including but not limited to, general business knowledge, experience with financial reporting, interest in our business and related marketing businesses, and willingness to serve. However, there are currently no minimum qualifications or standards that we seek for director nominees. We do not engage or pay any third party to assist in the process of identifying or evaluating candidates for a director position. We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Delaware law. If shareholder nominations were made, the Compensation Committee would perform an investigation of the candidate to determine if the candidate were qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. We notify shareholders each year of their right to offer candidates for nomination or offer other proposals by forwarding the information to our Secretary prior to the date specified in the Proxy Statement. Shareholders may communicate directly with our Board of Directors in writing by sending a letter to our Secretary at P.O. Box 34749, Louisville, Kentucky, 40232-4749. The Secretary without prior screening would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The compensation committee also administers ThermoView's compensation plans. The Compensation Committee held one meeting during the most recent fiscal year. The members of the compensation committee are Messrs. Merrick, Dauenhauer and Hoffmann.

     Executive Committee Disclosure. The Board of Directors established the executive committee in April 2002. This committee assists the Chairman in matters concerning ThermoView. The members of the executive committee are Messrs. Hoffmann, Merrick and Henderson. All of the members of the committee are independent, as defined in the applicable listing standards for the American Stock Exchange.

Compensation Committee Interlocks and Insider Participation

     None of the members of the compensation committee of the Board of Directors is an officer or employee of ThermoView. No executive officer of ThermoView serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on ThermoView's compensation committee.

Compensation of Directors

     We currently pay our directors a fee of $10,000 per annum plus reimbursement for expenses incurred in connection with their services performed as directors. We also pay $2,500 per annum to members of the audit committee and $1,500 per annum to members of the compensation committee. In September 2000, the compensation committee granted to Messrs. Henderson and Dauenhauer qualified stock options to purchase, in the aggregate, 33,333 shares of common stock at $.63 per share under the 1999 stock option plan as

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compensation for services rendered as directors. These options are immediately exercisable in whole or in part. These options expire in May 2010. In October 2001, the compensation committee granted to our directors qualified stock options to purchase, in the aggregate, 180,000 shares of common stock at $.90 per share under the 2000 stock option plan as compensation for services rendered as directors. 106,665 of these options are immediately exercisable in whole or in part. These options expire in October 2011. In November 2002, the compensation committee granted to our directors qualified stock options to purchase, in the aggregate, 96,000 shares of common stock at $.80 per share under the 2000 stock option plan as compensation for services rendered as directors. 32,000 of these options are immediately exercisable in whole or in part. These options expire in November 2012. As explained below in the section entitled Stock Option Grants, in July 2004 the compensation committee granted qualified options to purchase stock at $.35 per share under the 2000 stock option plan to our officers and employees, which included Mr. Smith, who is both an officer and a director. The compensation committee granted Mr. Smith options to purchase 12,000 shares, of which 4,000 are immediately exercisable in whole or in part. These options expire in July 2014.

Executive Compensation

The following table sets forth all compensation awarded to, earned by or paid to ThermoView's Chief Executive Officer and the four other highest compensated executive officers as of December 31, 2004 whose annual salary and bonus exceeded $100,000 in 2004 for services rendered in all capacities to ThermoView during 2004:

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Long -Term Compensation Awards	All Other Compensation
Securities Underlying Options/SARs (# shares)
		Salary	Other Annual Compensation
Stephen A. Hoffmann Chairman of the Board of Directors	2004 2003 2002	$0 0 0	5,538(1)(2) 16,672(1)(2) 13,629(1)(2)	0 0 12,000	13,697(3) 81,244(3) 83,695(3)

Charles L. Smith Chief Executive Officer, President	2004 2003 2002	280,256 232,482 278,640	3,551(1)(4) 13,386(1)(4) 13,629(1)(4)	12,000 0 82,000	6,136(3) 33,348(3) 42,281(3)

David A. Anderson
  Chief Financial Officer since
  May 2004, former Exec. Vice
  President, Finance from February
  2004 to May 2004, former Vice
  President and Controller of North
  Dakota subsidiaries from August
  1998 to February 2004

	2004 2003 2002	131,894 97,405 130,614	9,678(5) 9,211(5) 8,911(5)	12,000 0 0	0 0 0

(1)	Includes $10,000 in director fees for 2003 and 2002. The Directors waived their fees for 2004.

(2)	Includes $5,538 in insurance benefits for 2004 $5,223 for 2003, and $3,629 for 2002.

(3)	Represents interest paid for outstanding loan obligations associated with the restructure of our debt in March 2001.

(4)	Includes $3,551 in insurance benefits for 2004, $3,386 in insurance benefits for 2003 and $ $3,787 in insurance benefits for 2002.

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(5)

Includes $3,678 in insurance benefits and $6,000 in automobile benefits for 2004, $3,211 in insurance benefits and $6,000 in automobile benefits for 2003, and $2,911 in insurance benefits and $6,000 in automobile benefits for 2002.

Stock Option Grants

     On July 28, 2004, management distributed the remaining 94,336 options authorized by the 2000 Employee Stock Option Plan to seventeen officers and employees. All options were granted on a three-year vesting plan, with one third vesting on July 28, 2004, one third vesting on July 28, 2005, and one third vesting on July 28, 2006. Mr. Smith received 12,000 shares, Mr. Anderson received 12,000 shares and 15 employees received grants ranging from 2,000 to 10,000 shares each.

Options Granted in Last Fiscal Year

     The following table sets forth information concerning individual grants of stock options during 2004 to our highest compensated executive officers whose annual salary and bonus exceeded $100,000 in 2004.

	Individual Grants				Potential realizable value at assumed annual rates of stock price appreciation for option term(1)
Name
	Number of securities underlying options granted (# shares)	Percentage of total options granted	Per share exercise price	Expiration Date
					5%	10%
Charles L. Smith	12,000	12.7%	$.35	07/28/14	5,964	11,985

David A. Anderson	12,000	12.7%	$.35	07/28/14	5,964	11,985

(1) The initial value used for calculating appreciation is based on the $.52 per share closing price of our common stock on the American Stock Exchange on December 31, 2004.

Option Exercises and Holdings

The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2004.

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Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares acquired on exercise (# shares)	Value Realized	Number of securities underlying unexercised options at fiscal year end (# shares)		Value of unexercised in-the-money options at fiscal year end(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen A. Hoffmann	0	0	0	304,667	$ 0	$0
Charles L. Smith	0	0	4,000	386,833	680	1,360
David A. Anderson	0	0	4,000	8,000	680	1,360

(1) The value of the in-the-money options is based on the $.52 per share closing price of our common stock on the American Stock Exchange on December 31, 2004.

1998 Employee Stock Option Plan

     The 1998 employee stock option plan became effective as of April 15, 1998. In December 1998, our Board of Directors declared that, effective January 1, 1999, it would not grant any additional options under the 1998 employee stock option plan due to the implementation of the 1999 stock option plan. Our Board of Directors granted options to purchase 493,334 shares under the 1998 employee stock option plan at prices ranging from $3.45 to $15.93. On January 1, 1999, our Board of Directors authorized the transfer of the remaining 6,667 authorized but unissued shares reserved for the 1998 employee stock option plan to the 1999 stock option plan. The 1998 employee stock option plan provided for the granting to key employees of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options under the Internal Revenue Code.

1999 Stock Option Plan

     The 1999 stock option plan became effective as of January 1, 1999. The purpose of the 1999 stock option plan is to promote the interests of ThermoView by attracting key employees and directors, providing each of its key employees and directors with an additional incentive to work to increase the value of the common stock and providing key employees and directors with a stake in the future of ThermoView which corresponds to the stake of the stockholders. ThermoView authorized for issuance a total of 833,334 shares of common stock under the 1999 stock option plan. As of December 31, 2002, our Board of Directors had granted options to purchase 968,872 shares of common stock (including shares cancelled and subsequently granted) at prices ranging from $.63 to $25.86.

     Stock Options. Each stock option granted under the 1999 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified. The 1999 stock option plan authorizes the compensation committee to grant:

·	incentive stock options within the meaning of Section 422 of the Internal Revenue Code to key employees, and

·	non-qualified stock options under the Internal Revenue Code to key employees or non-employee directors.

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     If an option granted under the 1999 employee stock option plan expires, is canceled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 1999 stock option plan. Shares underlying an option that a holder surrenders and shares used to satisfy an option price or withholding obligation will not become available for use under the 1999 stock option plan.

2000 Stock Option Plan

     The 2000 stock option plan became effective as of June 20, 2000. The purpose of the 2000 stock option plan is to promote the interests of ThermoView by attracting key employees and directors, providing each of its key employees and directors with an additional incentive to work to increase the value of the common stock and providing key employees and directors with a stake in the future of ThermoView which corresponds to the stake of the stockholders. ThermoView authorized for issuance a total of 1,400,000 shares of common stock under the 2000 stock option plan. As of December 31, 2004, our Board of Directors had granted options to purchase all 1,400,000 shares of common stock (including shares cancelled and subsequently granted) authorized for issuance at exercise prices ranging from $.35 to $1.02.

     Stock Options. Each stock option granted under the 2000 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified. The 2000 stock option plan authorizes the compensation committee to grant:

· incentive stock options within the meaning of Section 422 of the Internal Revenue Code to key employees, and

· non-qualified stock options under the Internal Revenue Code to key employees or non-employee directors.

     If an option granted under the 2000 employee stock option plan expires, is canceled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 2000 stock option plan. Shares underlying an option that a holder surrenders and shares used to satisfy an option price or withholding obligation will not become available for use under the 2000 stock option plan.

401(K) Plan

     In January 1999, our Board of Directors created a 401(k) profit sharing plan for its employees. Participants may elect to make contributions pursuant to salary withholding not to exceed $10,000 per annum. We intend to make matching contributions on the first 25% of the first 6% of a participant's annual compensation that a participant contributes.

Employment and Consulting Agreements

     ThermoView and Mr. Smith were parties to an employment agreement governing his employment with Precision Window Mfg., Inc. The agreement expired in January 2002. The agreement provided that Mr. Smith receive a base salary of $60,000 per annum.

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Certain Relationships and Related Transactions

Series D Preferred Stock

     In April 2000, we agreed to issue an aggregate of 1,439,316 shares of 12% Cumulative Series D preferred stock with a liquidation value of $5.00 per share to Rodney H. Thomas and other individuals, all of whom were prior principals of companies we acquired. We agreed to issue these shares as full payment of post closing earn-out incentives owed to these principals that were due and payable in cash and common stock and full payment of interest earned by these individuals prior to settlement of the earn-out incentives. The Series D preferred stock is senior to our common stock and is on parity with the Series E preferred stock. The Series D preferred stock will pay cumulative dividends at the rate of $.40 per share annually, as amended, subject to the legal availability to pay the dividends and the consent of our lenders. The shares of Series D preferred stock are redeemable by ThermoView for cash or common stock that equals the liquidation value of the shares redeemed, plus cumulative unpaid dividends. In September 2000, we amended the terms of the Series D preferred stock by adding a mandatory redemption provision in exchange for the deferral of dividends until October 1, 2001. The mandatory redemption provision required us to redeem 20% of the outstanding Series D preferred stock per annum beginning October 2001, and provided for a 2% increase in the dividend in the event that we were unable to redeem the required amount. In January 2001, we agreed to issue 53,400 shares of Series D preferred stock to Charles L. Smith to satisfy a post closing earn-out incentive obligation. In February 2001, 226,346 shares of Series D preferred stock were surrendered and cancelled in settlement of a disputed claim. In March 2001, we further amended the terms of the Series D preferred stock to provide for the payment of accrued dividends for the period beginning October 1, 2001 through December 31, 2002 with an equivalent amount of Series D preferred stock, and for payment of cash dividends on a quarterly basis for accrued dividends for the period beginning January 1, 2003. Also, the mandatory redemption provision, which requires 20% annual redemption of the Series D preferred stock over a period of five years, we amended to commence July 1, 2004. In March 2003, holders of the Series D preferred stock agreed to modify the terms such that cash payments will not be required until March 31, 2004, except under limited circumstances. In June 2003, ThermoView's preferred stock holders agreed to convert $1 million worth of Series D preferred stock to 680,000 common stock warrants at 28 cents per share. These warrants are exercisable through June 30, 2013 and were determined to have a fair value of $204,000. Also, the Series D preferred stock holders agreed to reduce the dividend rate on the remainder of the preferred holdings from 12% to 8%, to defer cash dividends until the Series A and B debt is retired, and to extend the date for mandatory redemption to August 31, 2006. The shares of Series D preferred stock are not convertible into common stock, have no voting rights and contain no registration rights.

Series E Preferred Stock

     In September 2000, we agreed to issue an aggregate of 300,000 shares of 12% Cumulative Series E preferred stock with a liquidation value of $5.00 per share to Rodney H. Thomas. In January 2001, we agreed to issue 36,600 shares of Series E Preferred Stock to Charles L. Smith. We agreed to issue these shares, in addition to shares of Series D preferred stock, as full payment of post closing earn-out incentives owed to these officers that were due and payable in cash and common stock and full payment of interest earned by these individuals prior to settlement of the earn-out incentives. The Series E

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preferred stock is senior to our common stock and is on parity with the Series D preferred stock. The Series E preferred stock will pay cumulative dividends at the rate of $.40 per share annually, as amended, subject to the legal availability to pay the dividends and the consent of our lenders. The Series E preferred stock included a provision requiring us to redeem 20% per annum of the outstanding Series E preferred stock beginning October 1, 2001, and provided for a 2% increase in the dividend in the event that we were unable to redeem the required amount. The terms of the Series E preferred stock provide for the accrual of dividends beginning with the date of issuance of Series E preferred stock, with payment commencing October 1, 2001. In March 2001, we amended the terms of the Series E preferred stock to provide for the accrual of dividends beginning with the earlier of the date of issuance of Series E preferred stock or the date of issuance of Series D preferred stock surrendered in exchange for Series E preferred stock. In addition, the amendment provided that payment for accrued dividends for the period which ends December 31, 2002 with an equivalent amount of Series E preferred stock, and for payment of cash dividends on a quarterly basis for accrued dividends for the period beginning January 1, 2003. Also, the mandatory redemption provision, which required 20% annual redemption of the Series D preferred stock over a period of five years, we amended to commence July 1, 2004. In March 2003, holders of the Series E preferred stock agreed to modify the terms such that cash payments will not be required until March 31, 2004, except under limited circumstances. In June 2003, the Series E preferred stock holders agreed to reduce the dividend rate on the remainder of the preferred holdings from 12% to 8%, to defer cash dividends until the Series A and B debt is retired, and to extend the date for mandatory redemption to August 31, 2006. The shares of Series E preferred stock are not convertible into common stock, have no voting rights and contain no registration rights.

Senior Debt, Senior Subordinated Note and Warrants

     In July 1999, we received $10.0 million in senior subordinated financing from GE Equity. Interest under the note is payable quarterly in arrears at 12% per annum, subject to substantial increases in certain circumstances. Principal under the note was originally payable in full in July 2002. We may prepay the note at a premium prior to its maturity. The note requires us to comply with affirmative and negative covenants. The note, which GE Equity extended in March 2001 until April 30, 2004, is secured by a lien on substantially all of our assets, a guarantee executed by our subsidiaries and a pledge of our ownership in our current and future subsidiaries. In conjunction with the issuance of the note, we issued to GE Equity warrants to purchase 555,343 shares of our common stock at $0.03 per share which expire during July 2007. In June 2000, the number of shares eligible for purchase by the warrant increased to 561,343 due to anti-dilution provisions contained in the warrant. We have also granted to GE Equity two demand registration rights and unlimited piggyback registration rights for the shares of common stock issuable upon exercise of the warrants.

     In August 1998, we established a $15.0 million line of credit with PNC Bank. We owed PNC Bank $14,719,991 as of December 31, 2000. Subsequent to year end, PNC exercised its right to seize $3,000,000 of collateral provided to it by four guarantors of the PNC Bank debt. Consequently, we reduced the PNC Bank debt balance to $11,719,991. The remaining balance of $11,719,991 we settled for cash of $5,250,000 and the issuance of a warrant to PNC Bank to purchase 200,000 shares of our common stock at $.28 per share. The warrant is exercisable through March 2011.

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     We settled with PNC Bank by restating the original PNC Bank note and by issuing a Series A note payable to GE Equity in the amount of $3,000,000, Series B notes payable to each of the Series B lenders in the total amount of $2,250,000, and a new Series C note payable to GE Equity in the amount of $6,250,000 representing a portion of GE Equity's original $10,000,000 subordinated note. Collectively, the Series A, B and C notes represent our senior debt. Also, GE Equity agreed to add interest on this $6,250,000 senior debt and $3,750,000 subordinated note to principal through December 31, 2001. The debt that we owed GE Equity on the $10,000,000 subordinated note was reduced to $3,750,000. ThermoView also issued to the Series A and B senior lenders warrants to purchase 957,030 shares of our common stock at $.28 per share. These warrants are exercisable through March 2011. These warrants, as well as the warrant issued to PNC, have demand and piggy-back registration rights with respect to common stock underlying the warrants.

     On June 30, 2003, we restructured our long-term debt. GE Equity holds Series A debt, Series C debt and other subordinated debt. Under the restructuring agreements, GE Equity reduced the interest rate on both series of debt from 10% to 8% and from 12% to 8% on the subordinated debt. Additionally, GE Equity converted $1 million of the subordinated debt to 680,000 common stock warrants at 28 cents per share. These warrants are exercisable through March 22, 2013 and were determined to have a fair value of $204,000. Our debt maturities were extended by two years to June 30, 2006, and to July 31, 2006 for the subordinated debt. At December 31, 2004, $2,218,344 of Series A, $7,209,170 of Series C, and $4,059,958 of senior subordinated promissory note (an aggregate of $13,487,472) represent amounts owed to GE Equity. At December 31, 2004, the collective balance of the Series B notes was $1,695,934.

     On March 31, 2005, we completed a two-step restructure of our long-term debt. The holders of the Series A, B and C Promissory Notes agreed to restate minimum EBITDA covenants and to place a moratorium on any principal repayment until February 28, 2006. GE Equity also agreed to defer the next quarterly payment of interest on the senior subordinated debt to the next succeeding quarterly payment dates, which deferred interest we are required to pay in two equal installments.

     With the exception of six persons, the Series B noteholders are our directors, officers or employees. Our directors and executive officers who are Series B noteholders include Messrs. Cox, Dauenhauer, Henderson, Hoffmann, Merrick, Smith and Underhill. Two of the six persons no longer affiliated with us were at the time of the transaction or thereafter served as chief financial officer, namely Messrs. Jeffrey L. Fisher and James TerBeest.

Related-Party Leases

ThermoView and Primax share headquarters leased from Mr. Smith for $120,000 annually. The lease with Mr. Smith expires December 31, 2006.

     Rolox leases its headquarters from Mr. Cox for $100,000 annually. Rolox also leases two other facilities from entities of which Mr. Cox and his son, a Vice-President of Rolox, are affiliated for $105,192 annually.

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Related-Party Notes and Loan Guarantees

     In connection with the April 2000 amendment to our PNC Bank debt, Stephen A. Hoffmann, Richard E. Bowlds, Nelson E. Clemmens and Douglas I. Maxwell, III guaranteed $3,000,000 of our PNC Bank debt for fees equal to an annual rate of 5% from April 2000 through June 2000 and 10% thereafter. In January 2001, PNC seized the collateral pledged as security by the above individuals for the loan guaranty. In March 2001, we reached settlements with Messrs. Bowlds and Hoffmann for any claims that they may hold against us regarding their loss of assets in connection with the guaranty. In November 2001, Mr. Clemmens filed a civil action to determine the right to collect the loss of his collateral from us. On September 30, 2002, the Jefferson Circuit Court issued an order of summary judgment stating that Clemmens could not assert a claim for repayment until the debt was ultimately satisfied. Clemmens filed a motion with the court to reconsider the September 30, 2002, ruling. On February 26, 2003, the Jefferson Circuit Court reversed the previous judgment granted to us and awarded judgment to Clemmens against us. We sought a reconsideration of the February 26, 2003 ruling. On May 9, 2003, the Jefferson Circuit Court upheld the previous ruling in favor of Clemmens, and entered a final appealable judgment which allowed Clemmens to seek collection against us for the loss of collateral in the amount of $500,000 plus interest at the rate of 10% annually beginning January 1, 2001 ($150,000 through December 31, 2003). On May 19, 2003, we appealed the judgment issued to Clemmens to the Kentucky Court of Appeals. On October 8, 2004, the Kentucky Court of Appeals issued a decision in our favor, reversing the trial court. On October 28, 2004, Clemmens requested that the entire Kentucky Court of Appeals reconsider this three-judge decision, which the Kentucky Court of Appeals denied. On January 8, 2005, Clemmens sought discretionary review from the Supreme Court of Kentucky. On April 13,2005, the Supreme Court of Kentucky denied Clemmens' Motion for Discretionary Review. The matter now awaits further proceedings consistent with the Court of Appeals' finding in our favor.

Company Policy

     Our audit committee, which consists of independent directors, has reviewed the lease transactions summarized above and believe that those transactions were made on terms no less favorable than terms we could have obtained from unaffiliated third parties. Our Board of Directors has not made a determination as to whether the other related-party transactions described above were made on terms no less favorable than terms we could have obtained from unaffiliated third parties. The Board of Directors has adopted a policy that any future transactions between ThermoView and its officers, directors or principal stockholders will be approved by a majority of the disinterested directors and will be on terms no less favorable than we could obtain from an unaffiliated third party. Since all directors participated in the PNC Bank restructuring as Series B noteholders the Board of Directors did not follow the policy in this instance. Subsequent amendments to the Series B Promissory Notes, as explained above, similarly did not follow this policy.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the Board of Directors is comprised entirely of independent outside directors, none of whom is a current or former employee of ThermoView or its subsidiaries.

The employment and consulting agreements for our Chief Executive Officer and the four other highest compensated executive officers and those

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officers no longer serving as of December 31, 2004, whose annual salary and bonus exceeded $100,000 in 2004, stipulated the compensation awarded to, earned by or paid to such executives in 2004. All such employment and consulting agreements are disclosed in this report. The Board of Directors approved all of the employment and consulting agreements, which have now expired.

We shall assist the Board of Directors in monitoring the compensation arrangements with our senior executives. We will consider the following factors, among others, in determining appropriate compensation arrangements with our senior executives:

· our desire to attract and retain the best qualified and most talented executives available in our business to lead ThermoView in the creation of shareholder value;

· our desire to motivate and reward annual and long-term results achieved by the executives for our shareholders based upon corporate and individual performance; and

· our desire to pay competitively as measured against other companies in our industry.

At least annually, we will meet and review performance evaluations of the senior executives.

During 2004, we paid no bonuses to our senior executives.

Compensation Committee:

Raymond C. Dauenhauer, Jr.
Bruce C. Merrick
Stephen A. Hoffmann

Report of the Audit Committee of the Board of Directors

     The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of ThermoView's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and ThermoView including the matters on the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

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     The committee discussed with our independent auditors the overall scope and plans for their respective audits. The Chairman meets with the independent auditors, with management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held seven meetings during 2004.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The committee and the Board have also selected our independent auditors.

Audit Committee:

George T. Underhill, III, Audit Committee Chair
Bruce C. Merrick, Audit Committee Member
Raymond C. Dauenhauer, Audit Committee Member

Independent Public Accountants

     Independent Public Accountants. The name of the principal accountant selected for the current fiscal year is Crowe Chizek and Company, LLC. Representatives of the principal accountants are expected to be present at the annual meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

     Audit Fees. We estimate that the aggregate fees billed by our independent auditors for professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, were approximately $216,000.

Audit-Related Fees. We paid no fees in this category for the year ended December 31, 2004 to our independent auditors.

     All Other Fees. There were aggregate fees of $31,984 for all other services rendered by our independent auditors for our most recent fiscal year. These fees include $6,000 in audit-related fees for work performed by the independent auditors with respect to an audit of our employee benefit plan and accounting consultations, as well as $19,853 for SEC review compliance and $6,131 for consulting services.

Performance Graph

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the shareholders during the 69-month period ended December 31, 2004, as well as an overall stock market index, the Russell 2000, and ThermoView's peer group index utilized for a comparable period which we have selected on an industry basis. The component companies utilized in the Peer Group are Comfort Systems USA, Inc., Integrated Electrical Services, Nortek, Inc., and Royal Group Technologies, LTD. The

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market capitalization of each peer group company is weighted in the performance graph set forth below.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
ThermoView Industries, Inc., Russell 2000 and Peer Group
(Performance Results Through December 31, 2004)

Assumes $100 invested at the close of trading December 31,1999 in ThermoView Industries, Inc. Common Stock, Russell 2000 Index and Peer Group.
* Cumulative total return assumes investment of dividends.

Stockholder Proposals

     We must receive at our corporate office in Louisville, Kentucky, on or before December 31, 2005, any stockholder proposals intended for our 2006 annual meeting. If a stockholder desires us to include a stockholder proposal in the proxy statement and form of proxy for the 2006 annual meeting, that proposal must comply with applicable requirements of federal securities laws.

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Annual Report

     Upon receipt of a written request, we will furnish, without charge, any owner of our common stock a copy of our annual report to the Securities and Exchange Commission on Form 10-K (the "10-K") for the fiscal year ended December 31, 2005, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. You should direct such requests to our Secretary at the address indicated on the front of the proxy statement.

Other Matters

     Our Board of Directors knows of no business which our stockholders will consider at the annual meeting other than the proposals described in this proxy statement. However, if any other business should properly come before the annual meeting, the proxies listed in the form of proxy intend to take action relating to any other business as they determine in their best judgment.

By Order of the Board of Directors

Matthew R. Westfall, Jr.
Corporate Counsel and Secretary

Louisville, Kentucky
April 26, 2005

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PROXY

THERMOVIEW INDUSTRIES, INC.

This Proxy is Solicited on behalf of the Board of Directors

          The undersigned hereby appoints Charles L. Smith and Matthew R. Westfall, Jr., and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of Common Stock, $0.001 par value per share of ThermoView Industries, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 25, 2005, at 11:00 A.M., at Hurstbourne Country Club, 9000 Hurstbourne Club Lane, Louisville, Kentucky, and at any and all adjournments thereof.

The Board of Directors recommends a vote FOR each of the following proposals:

1.	ELECTION OF DIRECTORS TO CLASS III

	[ ]	FOR all nominees listed	[ ]	WITHHOLD AUTHORITY
		below (except as marked		to vote for all nominees
		to the contrary below)		listed below

	NOMINEES:	STEPHEN A. HOFFMANN, CHARLES L. SMITH, ROBERT L. COX

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below. Unless authority to vote for all the nominees listed above is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not entered below.)

________________________________________________________

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote for the election of all nominees for directors.

Dated: ______________________, 2005

_________________________________
Signature

_________________________________
Signature

Name(s) should be signed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.

PLEASE DATE, SIGN AND RETURN THIS PROXY
PROMPTLY IN THE ACCOMPANYING ENVELOPE